Exhibit 5.2
October 10, 2006
Lowe’s Companies, Inc.
1000 Lowe’s Boulevard
Mooresville, North Carolina 28117
Ladies and Gentlemen:
     We have acted as counsel to Lowe’s Companies, Inc., a North Carolina corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) on October 2, 2006 of a registration statement on Form S-3 (File No. 333-137750), as may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), that was automatically effective under the Securities Act pursuant to Rule 462(e) promulgated thereunder. The Company has offered and will sell, pursuant to the Registration Statement, $550,000,000 aggregate principal amount of its 5.40% Notes due October 15, 2006 and $450,000,000 aggregate principal amount of its 5.80% Notes due October 15, 2036 in the form set forth in Exhibits 4.6 and 4.7 respectively to the Registration Statement (collectively, the “Notes”). The Notes will be issued pursuant to and governed by an amended and restated indenture, dated as of December 1, 1995, as supplemented by a Fourth Supplemental Indenture dated October 10, 2006, between the Company and the Bank of New York Trust Company, N.A. (as successor trustee to Bank One, N.A.) (the “Indenture”). The Notes are to be sold pursuant to that certain Underwriting Agreement (the “Underwriting Agreement”) dated October 3, 2006 among the Company, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Wachovia Capital Markets, LLC.
     In connection with this opinion, we have examined (i) the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein; (ii) the base prospectus, dated October 2, 2006, together with all documents incorporated by reference therein, filed with the Registration Statement (the “Prospectus”); (iii) the preliminary prospectus supplement, dated October 3, 2006, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Notes; (iv) the final prospectus supplement, dated October 3, 2006, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Notes (the “Prospectus Supplement”); (v) the Indenture; (vi) the Underwriting Agreement and (vii) the Notes. In addition, we have examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and received such information from officers and representatives of the Company and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion.
     In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of statements contained in the Indenture, the Underwriting Agreement, the Registration Statement, the Prospectus, the Prospectus Supplement and certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company and others.
     To the extent it may be relevant to the opinions expressed below, we have assumed that (i) the parties to the Indenture and the Underwriting Agreement, other than the Company, have the power and authority to enter into and perform such Indenture and Underwriting Agreement, as applicable, and to consummate the transactions contemplated thereby; (ii) the Indenture and the Underwriting Agreement have been duly authorized, executed and delivered by, and constitute legal, valid and binding obligations of such parties enforceable against such parties in accordance with their terms, and that such parties will comply with all of their obligations under the Indenture and the Underwriting Agreement, as applicable; and (iii) the Notes have been sold against payment therefor upon the terms and conditions set forth in the Indenture, the Underwriting Agreement, the Registration Statement, the Prospectus and the Prospectus Supplement.
     Based upon the foregoing examination, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes have been validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and entitled to the benefits of the Indenture.
The opinions set forth above are subject to the following:
     (A) bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally;
     (B) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies), whether such principles are considered in a proceeding in equity or at law; and
     (C) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.
     The opinions expressed herein are limited to the laws of the States of New York and North Carolina and the federal law of the United States, each as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, Moore & Van Allen PLLC
/s/ Moore & Van Allen PLLC